Exhibit 10.14

CONSULTING AGREEMENT

(Robert S. Langer, Jr.)

This Consulting Agreement dated as of March 10, 2008 (this “Agreement”), is made by and between Selecta Biosciences, Inc., a Delaware corporation (the “Company”), and Robert S. Langer, Jr. (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant to perform consulting services on behalf of the Company and the Consultant desires to perform such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereby agree as follows:

1.             Consulting Services.

(a)           The Company hereby retains the Consultant and the Consultant hereby agrees to perform such consulting and advisory services relating to the Field of Interest (as defined in Section 13(j)) as the Company may request and as set forth in Schedule A (the “Consulting Services”).

(b)           The Consultant agrees to make himself available to render the Consulting Services, at such times and locations as may be mutually agreed, from time to time as requested by the Company. Except as provided in Schedule A, the Consultant may deliver the Consulting Services over the telephone, in person or by written correspondence.

(c)           The Consultant agrees to devote his best efforts to performing the Consulting Services. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to the Consultant’s access to and use of the Company’s property, information, equipment and facilities.

2.             Compensation. The Company shall pay the Consultant a consulting fee as provided in Schedule A. The Company will reimburse the Consultant for reasonable business expenses incurred by the Consultant in the performance of Consulting Services for the Company as provided in Schedule A.

3.             Independent Contractor. In furnishing the Consulting Services, the Consultant understands that he will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of his Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

4.             Term. The parties may terminate this Agreement with the mutual consent of both parties. The Company may terminate this Agreement at any time for Cause (as defined in

Section 13(j)) or at any time after March 31, 2012 without Cause; provided, however, that in the event this Agreement is terminated by the Company without Cause, then the Company shall (i) deposit into escrow with an escrow agent acceptable to both parties an amount of cash equal to the consulting fee paid to the Consultant during the preceding ninety (90) days, and (ii) cause the escrow agent to pay such amount to the Consultant payable when and as if Consultant had continued to provide Consulting Services to the Company during the ninety (90) days immediately following such termination. The Consultant may terminate this Agreement for any reason; provided, however, that he shall first provide written notice to the Company at least 30 days prior to the effective date of termination.

5.             Exceptions to this Agreement.

(a)           Certain Other Contracts. The Company acknowledges that (I) the Consultant is a member of the faculty of the Massachusetts Institute of Technology (“M.I.T.”), and (II) the Consultant is now or may become a party to agreements with M.I.T. and other third parties relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. The Consultant represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, policy or rule applicable to the Consultant. The Consultant will not (i) disclose to the Company any information that he is required to keep secret pursuant to an existing confidentiality agreement with M.I.T. or any other third party, (ii) use the funding, resources, facilities or inventions of M.I.T. or any other third party to perform the Consulting Services, or (iii) perform the Consulting Services in any manner that would give M.I.T. or any other third party rights to any intellectual property created in connection with such services.

(b)           Prior Inventions. The Consultant has informed the Company, in writing, of any and all inventions which he claims as his own or otherwise intends to exclude from this Agreement because it was developed by him prior to the date of this Agreement. The Consultant acknowledges that after execution of this Agreement he shall have no right to exclude any Inventions (as defined in Section 7) from this Agreement.

6.             Confidential Information. While providing the Consulting Services to the Company and thereafter, the Consultant shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to his provision of the Consulting Services by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company. Without limiting the generality of the foregoing, Confidential Information shall include:

(a) any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(b) the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain.

The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represent information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for purposes of this Agreement.

The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.

7.             Inventions.

(a)           Certain Inventions Made by Others. Subject to the Consultant’s obligations to M.I.T. and other third parties, during the Term of this Agreement, the Consultant will use his best efforts (i) to disclose to the President of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Field of Interest, and (ii) any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest, whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

(b)           Inventions Made by the Consultant. Subject to the Consultant’s obligations to M.I.T., the Consultant agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by the Consultant, either alone or with others, and in any way related to the Field of Interest or to tasks assigned to the Consultant during the course of his relationship with the Company, whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company. The Consultant agrees that all such Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign, to the Company any and all copyrights, patents and other proprietary rights he may have in any such Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

8.             Consultant’s Obligation to Keep Records. Consultant shall make and maintain adequate and current written records of all Inventions, and shall disclose all Inventions promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.

9.             Consultant’s Obligation to Cooperate. The Consultant will, at any time during or after the intent of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Consultant will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Inventions assigned pursuant to Section 7, and the Consultant will execute, when requested, patent and other applications and assignments thereof to the Company, or Persons (as defined in Section 13(j)) designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and the Consultant will further assist the Company in every way to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of the Consultant’s assistance incurred at the request of the Company under this Section will be reimbursed by the Company.

10.          Noncompetition. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the term of this Agreement and for a period of one year after the termination of this Agreement, the Consultant shall not directly or indirectly (i) provide any services in the Field of Interest to any Person other than the Company, (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any Person that has committed, or intends to commit, significant resources to the Field of Interest. Notwithstanding the foregoing, the Consultant may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any Person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the “over-the-counter” market.

11.          Nonsolicitation. During the term of this Agreement and for a period of one year after the termination of this Agreement, the Consultant shall not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company (or any other Person who may have been employed by, or may have been a consultant to, the Company during the Term) to terminate his or her employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any Person who is, or was within the then-most recent 12 month period, a client or customer of the Company.

12.          Return of Property. Upon termination of the Consultant’s engagement with the Company, or at any other time upon request of the Company, the Consultant shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Consultant may then possess or have under his control. The Consultant further agrees that upon termination of his engagement he shall not take with him any documents or data in any form or of any description containing or pertaining to Confidential Information or any Inventions.

13.          Miscellaneous.

(a)           Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

(b)           Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

(c)           Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

(d)           No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e)           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(f)            Notice. All notices and other communications hereunder (other than Consulting Services, which shall be delivered in the manner specified in Section 1 and Schedule A) shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

Selecta Biosciences, Inc.

One Kendall Square, No. 169

Cambridge, MA 02142

Attn: President

To the Consultant:

Robert S. Langer, Jr.

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(g)           Remedies. The Consultant recognizes that money damages alone would not adequately compensate the Company in the event of breach by the Consultant of this Agreement, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

(h)           Survival; Validity. Notwithstanding the termination of the Consultant’s relationship with the Company (whether pursuant to Section 4 or otherwise), the Consultant’s covenants and obligations set forth in Sections 6, 7, 9, 10, 11, 12 and 13 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 13(h), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(i)            Construction. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(j)            Certain Definitions.

“Cause” shall mean: (i) Consultant’s dishonesty with respect to the Company; (ii) Consultant’s misconduct which materially and adversely reflects upon the business, affairs, operations, or reputation of the Company or upon Consultant’s ability to perform his duties for the Company; (iii) Consultant’s failure to perfoini his duties and responsibilities for the Company, which failure continues for more than ten (10) days after the Company gives written notice to Consultant which sets forth in reasonable detail the nature of such failure; (iv) Consultant’s negligent performance of his duties, which negligent performance continues for more than ten (10) days after the Company gives written notice to Consultant which sets forth in reasonable detail the nature of such negligence; or (v) Consultant’s breach of any one or more of the material provisions of this Agreement, which breach continues for more than ten (10) days after the Company gives written notice to Consultant which sets forth in reasonable detail the nature of such breach.

“Field of Interest” shall mean PLGA nanoparticles that target antigen-presenting cells in lymph nodes.

“Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(k)           Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

*****

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed as an agreement under seal as of the date first written above.

SELECTA BIOSCIENCES, INC.

By:	/s/ Laila von Andrian-Werburg
Name:	Laila von Andrian-Werburg
Title:	President

CONSULTANT:

/s/ Robert S. Langer, Jr.
Robert S. Langer, Jr.

Schedule A

1.             Description of Consulting Services.

The Consultant shall provide consulting services to the Company as may be mutually determined by the Company and Consultant from time to time. In determining the times and locations for the performance of such services, due consideration shall be given to Consultant’s commitments to M.I.T. or any future employer of Consultant.

2.             Compensation.

2.1         The Company shall pay Consultant a periodic consulting fee payable quarterly in arrears on the first day of April, July, October and January of each year during the term of this Agreement and all renewal terms of this Agreement. Such consulting fee shall initially be $0.00, but shall increase upon the occurrence of the following events: (i) to $25,000 per 365-day period on and after the Initial Milestone Date (as defined below) and continuing until the Second Milestone Date (as defined below); (ii) to $50,000 per 365-day period on and after the Second Milestone Date and continuing until the Third Milestone Date (as defined below); (iii) to $75,000 per 365-day period on and after the Third Milestone Date and continuing until the Fourth Milestone Date (as defined below); and (iv) to $100,000 per 365-day period on and after the Fourth Milestone Date.

As used herein, the term “Initial Milestone Date” shall mean the date upon which the cumulative Cash Flow (as defined below) received by the Company shall be equal to or greater than $2,500,000; the term “Second Milestone Date” shall mean the date upon which the cumulative Cash Flow received by the Company shall be equal to or greater than $10,000,000; the term “Third Milestone Date” shall mean the date upon which the cumulative Cash Flow received by the Company shall be equal to or greater than $25,000,000; and the term “Fourth Milestone Date” shall mean the earliest to occur of (i) the date upon which the cumulative Cash Flow received by the Company shall be equal to or greater than $50,000,000, (ii) the consummation by the Company of an Initial Public Offering (as defined below) or (iii) the sale of the Company in a merger or consolidation in which the Company is not the surviving corporation or in which the Company is the surviving corporation but becomes a wholly-owned subsidiary of another corporation, or involving the sale of substantially all of the Company’s assets.

The term “Cash Flow” shall include all funds received by the Company (other than funds which must be repaid), including, without limitation, the proceeds of the sale of equity securities by the Company and the committed proceeds for equity and research funding in connection with a strategic alliance or corporate partnering transaction with a third party in the Field of Interest.

The term “Initial Public Offering” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock to the public, for the account of the Company, at a public offering price of at least $3.00 per share, with such amount to be appropriately adjusted to take account of any stock split, stock dividend, subdivision, combination of shares, or the like, and having an aggregate offering price to the public of not less than $30,000,000.

2.2         Consultant shall be reimbursed for all reasonable, appropriate or necessary travel and other out-of-pocket expenses incurred in the performance of his duties hereunder upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of the Company.

SELECTA BIOSCIENCES, INC.

FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (this “First Amendment”) dated as of January 1, 2012, is made by and between Selecta Biosciences, Inc., a Delaware corporation (the “Company”), and Robert S. Langer, Jr. (the “Consultant”).

WHEREAS, the Company and the Consultant are parties to a Consulting Agreement dated as of March 10, 2008 (the “Original Agreement”); and

WHEREAS, the parties desire to modify the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, the parties hereto agree as follows:

1.         Compensation. Schedule A of the Original Agreement is hereby amended to delete Section 2.1 in its entirety and to insert the following section in its place:

2.1            The Company shall pay the Consultant a fee in cash for the Consulting Services at a rate of $75,000 per annum, which fee shall be paid quarterly in arrears on the first day of April, July, October, and January. This rate shall take effect as of October 1, 2011.

2.         Notice. Section 13(f) of the Original Agreement is hereby amended to delete the Company’s previous address in Cambridge, Massachusetts and to insert the Company’s current address at 480 Arsenal St., Building One, Watertown, Massachusetts 02472.

3.         Ratification. The Original Agreement, as amended by this First Amendment, is hereby ratified and confirmed in all respects and shall continue in full force and effect. The Original Agreement shall, together with this First Amendment, be read and construed as a single agreement.

4.         Governing Law. This First Amendment shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

5.         Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as an agreement under seal as of the date first written above.

COMPANY:		CONSULTANT:

SELECTA BIOSCIENCES, INC.

By:	/s/ Werner Cautreels	/s/ Robert S. Langer, Jr.
	Werner Cautreels	Robert S. Langer, Jr.
President and Chief Executive Officer

-Signature Page to First Amendment to Consulting Agreement-